UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2007
Date of report (date of earliest event reported)

COST-U-LESS, INC.
(Exact name of registrant as specified in its charter)

Washington	0-24543	91-1615590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3633 136th Place SE, Suite 110
Bellevue, Washington 98006
(Address of principal executive offices)(Zip code)

(425) 945-0213
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Cost-U-Less” refer to Cost-U-Less, Inc., a Washington corporation.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2007, our compensation committee approved an increase in the annual base salary for Roy W. Sorensen, our Chief Operating Officer, to $220,000 from $198,000, and an increase in the annual base salary for Martin P. Moore, our Chief Financial Officer, to $197,000 from 163,000. The compensation committee believes these base salaries are near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy.

Item 8.01 Other Information.

On May 15, 2007, we announced that we have signed a long-term lease agreement to open a new warehouse club-style store on the island of Aruba. We expect to open the store in 2008. Aruba is an island with a population of approximately 96,000 located approximately 19 miles off the coast of Venezuela and measures six miles across and 19 miles long.

We currently operate eleven stores in the Caribbean and Pacific region. We began construction on a new store in the Cayman Islands in late 2006 and currently estimate a completion date in the fourth quarter of 2007.

A copy of the press release we issued in connection with our announcement regarding Aruba is attached to this current report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release of Cost-U-Less, Inc., dated May 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cost-U-Less, Inc.

Dated: May 17, 2007	By: /s/ Martin P. Moore

Name: Martin P. Moore
Title: Chief Financial Officer